                                 Exhibit 11.1


                        CONVERSE INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               (Dollars in thousands, except per share amounts)

                                                                      Three Months Ended                    Six Months Ended
                                                                -------------------------------      -----------------------------
                                                                June 29, 1996     June 28, 1997      June 29, 1996   June 28, 1997
                                                                -------------     -------------      -------------   -------------
Primary:
-------

   Weighted average number of shares outstanding.............         16,692             17,256            16,692           17,244
   Weighted average incremental shares from assumed
     conversion of common stock equivalents..................              0                595               ---              612
                                                                   ---------            -------          --------         --------
                                                                      16,692             17,851            16,692           17,856

   Income (loss) available to common stockholders............     $(   3,743)       $         4        $(   7,002)     $    12,684

   Primary earnings (loss) per share                              $(   0 .22)       $      0.00        $(    0.42)     $      0.71

Fully Diluted:
-------------

   Weighted average number of common
     shares outstanding......................................         16,692             17,256            16,692           17,244
   Weighted average incremental shares from assumed
     conversion of common stock equivalents..................            ---                642               ---              650
   Weighted average shares assumed issued upon
     conversion of convertible debt securities...............            ---                ---               ---              765
                                                                  ----------         ----------        ----------         --------
                                                                      16,692             17,898            16,692           18,659

   Income (loss) available to common stockholders............     $(   3,743)       $         4        $(   7,002)     $    12,684
   Add interest (net of taxes) on bonds assumed to be
     converted into common stock.............................            ---                ---               ---              363
                                                                  ----------         ----------        ----------         --------
                                                                  $(   3,743)       $         4        $(   7,002)     $    13,047

   Fully diluted earnings (loss) per share                        $(   0 .22)       $      0.00        $ (   0.42)     $      0.70